Exhibit 10.1
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Second Amended and Restated Employment Agreement (this “Agreement”), by and between Integra LifeSciences Holdings Corporation, a Delaware Corporation (the “Company”) and Peter J. Arduini (“Executive”), is entered into as of June 16, 2014 and shall be effective as of June 16, 2014 (the “Effective Date”). Effective as of the Effective Date, this Agreement amends and restates in its entirety that certain Amended and Restated Employment Agreement, dated December 20, 2011, by and between the Company and Executive, as amended by that certain letter agreement dated February 19, 2013 (collectively, the “Prior Agreement”).
Background
The Company and Executive previously entered into the Prior Agreement, pursuant to which Executive is employed as the President and Chief Executive Officer of the Company. The Prior Agreement is scheduled to expire pursuant to its terms on December 31, 2014.
The Company and Executive wish to amend and restate the Prior Agreement to provide for the continued employment of Executive as the President and Chief Executive Officer of the Company on the terms and conditions set forth herein, effective as of the Effective Date. In connection with Executive’s continued employment by the Company, on the terms and conditions contained in this Agreement, Executive will be substantially involved with the Company’s operations and management and will learn trade secrets and other confidential information relating to the Company and its customers; accordingly, the noncompetition covenant and other restrictive covenants contained in Section 19 of this Agreement constitute essential elements hereof.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intended to be legally bound hereby, the parties hereto agree as follows:
Terms
1.Definitions. The following words and phrases shall have the meanings set forth below for the purposes of this Agreement (unless the context clearly indicates otherwise):
(a)“Base Salary” shall have the meaning set forth in Section 5.
(b)“Board” shall mean the Board of Directors of the Company, or any successor thereto.
(c)“Cause,” as determined by the Board in good faith, shall mean Executive has –
(i)failed to perform his stated duties in all material respects, which failure continues for 15 days after his receipt of written notice of the failure;

(ii)intentionally and materially breached any provision of this Agreement and not cured such breach (if curable) within 15 days of his receipt of written notice of the breach, provided such breach is materially and demonstrably injurious to the Company;
(iii)demonstrated his personal dishonesty in connection with his employment by the Company;
(iv)engaged in a breach of fiduciary duty in connection with his employment with the Company;
(v)engaged in willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or
(vi)been convicted or entered a plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries.
(d)A “Change in Control” of the Company shall be deemed to have occurred:
(i)if the “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than fifty percent (50%) of the combined voting power of Company Voting Securities (as herein defined) is acquired by any individual, entity or group (a “Person”), other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (for purposes of this Agreement, “Company Voting Securities” shall mean the then outstanding voting securities of the Company entitled to vote generally in the election of directors); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) of this definition shall not be a Change in Control under this paragraph (i); or
(ii)if individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason during any period of at least 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)upon consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of any entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) Company Voting Securities outstanding immediately prior to such Business Combination (or if such Company Voting Securities were converted pursuant to such Business Combination, the shares into which such Company Voting Securities were converted) (x) represent, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”) and (y) are held in substantially the same proportions after such Business Combination as they were immediately prior to such Business Combination; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or
(iv)upon approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(e)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(f)“Company” shall mean Integra LifeSciences Holdings Corporation, a Delaware corporation.
(g)“Disability” shall mean Executive’s inability to perform his duties hereunder by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of not fewer than six months.
(h)“Good Reason” shall mean:
(i)a material breach of this Agreement by the Company which is not cured by the Company within 15 days of its receipt of written notice of the breach;
(ii)the relocation by the Company of Executive’s office location to a location more than forty (40) miles from Princeton, New Jersey;

(iii)without Executive’s express written consent, the Company reduces Executive’s Base Salary or bonus opportunity, or materially reduces the aggregate fringe benefits provided to Executive or substantially alters Executive’s authority and/or title as set forth in Section 2 hereof in a manner reasonably construed to constitute a demotion, provided, Executive resigns within 90 days after the change objected to;
(iv)without Executive’s express written consent, (A) Executive fails at any point during the two-year period following a Change in Control to hold the title and authority (as set forth in Sections 2 and 4(a) hereof) with the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) that Executive held with the Company immediately prior to the Change in Control, provided Executive resigns within two years of the Change in Control or (B) at any point following a Change in Control, the Company (or the Parent Corporation or the Surviving Corporation, as applicable) materially reduces Executive’s annual long-term incentive award opportunity; or
(v)the Company fails to obtain the assumption of this Agreement by any successor to the Company.
(i)“Principal Executive Office” shall mean the Company’s principal office for executives, presently located at 311 Enterprise Drive, Plainsboro, New Jersey 08536.
(j)“Restricted Period” shall mean (i) in the event of a termination of Executive’s employment with the Company upon the expiration of the Employment Period, a period of 12 months following the Termination Date, or (ii) in the event of any other termination of Executive’s employment with the Company, a period of 18 months following the Termination Date.
(k)“Termination Date” shall mean the date of Executive’s “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)), as specified in the Termination Notice.
(l)“Termination Notice” shall mean a dated notice which: (i) indicates the specific termination provision in this Agreement relied upon (if any); (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under such provision (with a period of at least 7 days to cure in the event of a termination by Executive for Good Reason or by the Company for Cause to the extent that the act or omission is capable of cure); (iii) specifies a Termination Date; and (iv) is given in the manner specified in Section 20(k).
2.Employment. Effective as of the Effective Date, the Company hereby employs Executive as its President and Chief Executive Officer, and Executive hereby agrees to accept such employment and agrees to render services to the Company in such capacity (or in such other capacity in the future as the Board may reasonably deem equivalent to such position) on the terms and conditions set forth in this

Agreement. Executive’s primary place of employment shall be at the Principal Executive Office and Executive shall report to the Board.
3.Term of Agreement. Unless earlier terminated by Executive or the Company as provided in Section 15 hereof, the term of Executive’s employment as the President and Chief Executive Officer of the Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and terminate on December 31, 2017. Notwithstanding the foregoing, in the event that a Change in Control occurs prior to December 31, 2017, then the Employment Period shall instead continue through the later of (a) December 31, 2017, or (b) the second anniversary of the consummation of the Change in Control, unless earlier terminated by Executive or the Company as provided in Section 15 hereof.
4.Duties. Executive shall:
(a)have duties, authority and responsibilities reasonably consistent with his employment hereunder and shall faithfully and diligently do and perform all such acts and duties, and furnish such services as are assigned to Executive as of the Effective Date, and (subject to Section 2) such additional acts, duties and services as the Board may assign in the future; and
(b)devote his full professional time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will faithfully and diligently further the business and interests of the Company, and shall not be employed by or participate or engage in or in any manner be a part of the management or operations of any business enterprise other than the Company without the prior consent of the Board, which consent may be granted or withheld in its sole discretion; provided, however, that notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees so long as such service does not materially interfere with Executive’s obligations pursuant to this Agreement.
5.Annual Compensation. Executive’s base salary rate shall be equal to $834,300 per annum. Executive’s base salary, as determined in accordance with this Section 5 and as may be increased from time to time, is hereinafter referred to as his “Base Salary.” Executive’s Base Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Commencing with Executive’s Base Salary for 2015, the Base Salary shall be subject to annual review, but may not be decreased without Executive’s express written consent. Any increase in the Base Salary shall be in the sole discretion of the Company.
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7.Annual Bonus Opportunity.
(a)Annual Bonus. Executive shall have the opportunity to receive an annual performance bonus in an amount targeted at 110% of Executive’s Base Salary (the “Target Bonus”), and ranging from 50% of Executive’s Base Salary (if threshold performance objectives are achieved) to a maximum of 200% of Executive’s Base Salary. The actual amount of any such annual bonus that the Company determines to pay to Executive (the “Annual Bonus”) shall be based upon the satisfaction of performance objectives established and evaluated by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion.
(b)Time and Form of Payment. The Compensation Committee shall, in its sole discretion, determine the extent to which the Annual Bonus shall be paid in cash and the extent to which such Annual Bonus shall be paid in the form of one or more equity-based awards (including equity-based awards settled on a deferred basis), provided that any portion of such Annual Bonus that is paid in the form of an equity-based award shall be fully vested as of the date on which such award is granted. The Annual Bonus, if any, will be paid in cash and/or by grant of an equity-based award by March 15 of the year after the applicable performance year.
8.Benefit Plans. Executive shall be entitled to participate in and receive benefits under any employee benefit plan or stock-based plan of the Company in accordance with their terms, and shall be eligible for any other plans and benefits covering executives of the Company, to the extent commensurate with his then duties and responsibilities fixed by the Board. The Company shall not make any change in such plans or benefits that would adversely affect Executive’s rights thereunder, unless such change affects all, or substantially all, executive officers of the Company.
9.Equity Compensation.
(a)    The parties hereby acknowledge and agree that the Company may in its discretion grant Executive equity-based compensation awards from time to time. Executive shall be eligible to receive a discretionary annual equity-based award (“Annual Equity Award”) as determined by the Compensation Committee in its discretion. Any Annual Equity Award that the Company determines to grant Executive may be in such amount, form(s) and mix as the Compensation Committee shall determine in its sole discretion after giving consideration to annual equity-based awards granted to Chief Executive Officers in the Company’s peer group.
(b)    Each Company equity compensation award granted to Executive, including but not limited to those held by Executive that are outstanding as of the Effective Date, (i) shall, to the extent that such award does not provide for 100% vesting of the shares subject to such award upon a Change in Control, provide for 100% vesting of the shares subject to such awards upon a Qualifying Termination (as defined in the applicable award agreement which, to the extent such phrase includes a termination by the Company without Cause, by Executive for Good Reason and/or as a result of Executive’s Disability, shall refer to such terms as defined herein) on or within 24 months following a Change in Control (as defined herein), and (ii) if such award is a Company stock option and Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason or as a result of Executive’s death or Disability, shall, to the extent vested as of the Termination Date (after giving effect to any accelerated vesting that occurs in connection with such termination), remain exercisable until the earlier to occur of (A) the second anniversary of the Termination Date or, if later, such longer period of time as set forth in the applicable stock option agreement, or (B) the stated expiration date set forth in the applicable stock option agreement. The parties acknowledge and agree that this Section 9(b) shall constitute an amendment to each Company equity compensation award agreement outstanding as of the Effective Date to the extent necessary to implement the requirements of this Section 9(b).
(c)    The Company agrees that for so long as it is required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, it will maintain in effect a Form S-8 registration statement covering the issuance to Executive of the shares underlying Executive’s then outstanding equity-based compensation awards.
10.Vacation. Executive shall be entitled to four weeks of paid annual vacation in accordance with the policies established from time to time by the Board.
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12.Business Expenses. The Company shall reimburse Executive or otherwise pay for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not limited to, automobile and traveling expenses and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Company.
13.Legal Fees. The Company shall reimburse Executive for up to $15,000 in legal fees and expenses actually incurred by Executive in connection with the drafting, review and negotiation of this Agreement on or prior to the Effective Date. Subject to Section 20(b) below, the Company shall reimburse such legal fees and expenses in 2014 within thirty (30) days following Executive’s delivery to the Company of documentation evidencing such expenses.
14.Disability. In the event Executive incurs a Disability, Executive’s obligation to perform services under this Agreement will terminate, and the Board may terminate this Agreement upon written notice to Executive.
15.Termination.
(a)Termination without Salary Continuation. In the event that (i) Executive terminates his employment hereunder other than for Good Reason, or (ii) Executive’s employment is terminated by the Company for Cause, Executive shall have no right to compensation or other benefits pursuant to this Agreement for any period after his last day of active employment.
(b)Termination without Cause or for Good Reason (No Change in Control). Except as provided in Section 15(c) in the event of a Change in Control, and subject to Executive and the Company each executing a general release attached as Exhibit A and B hereto, respectively, (provided, however, that Executive shall not be required to execute a general release as a condition to the receipt of the payments and benefits described below unless the Company also executes a general release) within 30 days following the Termination Date, in the event that Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause, or Executive terminates his employment for Good Reason, then, subject to Section 15(e) below, the Company shall:
(i)pay Executive a severance amount equal to 2.99 times Executive’s Base Salary (determined without regard to any reduction in violation of Section 5) as of his last day of active employment; the severance amount shall be paid in a single lump sum on the first business day of the month following the Termination Date;
(ii)pay to Executive, for the period ending on the earliest of (A) 18 months following the Termination Date, (B) the date of Executive’s full-time employment by another employer, (C) Executive’s death, or (D) the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to Executive’s monthly premium cost for “COBRA” family health coverage under the Company’s group health plan; and
(iii)pay to Executive, for the period ending on the earliest of (A) 18 months following the Termination Date, (B) the date of Executive’s full-time employment by another employer, or (C) Executive’s death, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the monthly premium cost that the Company would have paid on behalf of Executive to cover Executive under the Company’s life and disability insurance plans if Executive’s employment with the Company had not terminated.
(c)Termination without Cause or for Good Reason (Change in Control). Notwithstanding anything to the contrary set forth in Section 15(b), and subject to Executive and the Company each executing a general release attached as Exhibit A and B hereto, respectively, (provided, however, that Executive shall not be required to execute a general release as a condition to the receipt of the payments and benefits described below unless the Company also executes a general release) within 30 days following the Termination Date, in the event that within 24 months following a Change in Control Executive terminates his employment for Good Reason, or Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause, then, subject to Section 15(e) below, the Company shall:
(i)pay Executive a severance amount equal to 2.99 times the sum of (a) Executive’s Base Salary (determined without regard to any reduction in violation of Section 5), and (b) Executive’s Target Bonus, each as of his last day of active employment; the severance amount shall be paid in a single lump sum on the first business day of the month following the Termination Date;
(ii)pay to Executive, for the period ending on the earliest of (A) 18 months following the Termination Date, (B) the date of Executive’s full-time employment by another employer, (C) Executive’s death, or (D) the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to Executive’s monthly premium cost for “COBRA” family health coverage under the Company’s group health plan;
(iii)pay to Executive, for the period ending on the earliest of (A) 18 months following the Termination Date, (B) the date of Executive’s full-time employment by another employer, or (C) Executive’s death, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the monthly premium cost that the Company would have paid on behalf of Executive to cover Executive under the Company’s life and disability insurance plans if Executive’s employment with the Company had not terminated; and
(iv)pay to Executive a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which the Termination Date occurs, based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is the total number of days in such fiscal year), payable in a single lump sum no later than March 15 of the year following the year in which the Termination Date occurs.
(d)Termination Notice. Except in the event of Executive’s death, a termination under this Agreement shall be effected by means of a Termination Notice.
(e)Payment Delay. Notwithstanding any provision to the contrary herein, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 15, shall be paid to Executive during the six (6)-month period following Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) to the extent that the Company reasonably determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. Any amounts delayed as a result of the previous sentence shall be paid to Executive in a lump sum within thirty (30) days after the end of such six (6) month period, and any amounts payable to Executive after the expiration of such six (6) month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If Executive dies during such six-month period and prior to the payment of the delayed amounts hereunder, such unpaid delayed payments shall be paid to the personal representative of Executive’s estate within thirty (30) days after the date of Executive’s death. If any of the payments payable pursuant to this Section 15 are delayed due to such requirements, there shall be added to such payments interest during the delayed period at a rate, per annum, equal to the applicable federal short-term deferral rate (compounded monthly) in effect under Section 1274(d) of the Code on Executive’s Termination Date. If a portion of the severance pay or benefits is deferred compensation subject to Section 409A of the Code, and the payment thereof is contingent upon execution and nonrevocation of a general release of claims, and the period for considering or revoking the release spans two calendar years, then the portion of the severance pay or benefits that is deferred compensation will be paid or begin to be paid on the first business day of the second calendar year.
(f)Expiration of Employment Term. Notwithstanding anything contained herein, in no event shall the expiration of the employment term set forth in Section 3 above or the Company’s election not to renew the employment term constitute a termination of Executive’s employment by the Company without Cause.
16.Limitation on Payments.
(a)Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 15 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall be made only if (i) the net amount of such Total Payments as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to Executive on a pro-rated basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(b)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
17.Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any entity to which the Company may transfer all or substantially all of its assets, if in any such case said entity shall expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. The Company may not otherwise assign this Agreement or its rights and obligations hereunder. This Agreement is personal to Executive and his rights and duties hereunder shall not be assigned except as expressly agreed to in writing by the Company.
18.Death of Executive. If Executive dies during the term of this Agreement, the Company shall pay Executive’s spouse a death benefit equal to one (1) times Executive’s Base Salary at the time of his death, which shall be paid to Executive’s spouse in a lump sum cash payment within thirty (30) days following the date of Executive’s death. In addition, the Company shall pay to Executive’s spouse and eligible dependents for the period ending on the earlier of (i) the first anniversary of Executive’s death, or (ii) the first month in which Executive’s spouse and/or eligible dependents do not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment that is equal to Executive’s monthly premium cost for “COBRA” family health coverage under the Company’s group health plan. The first monthly cash payment provided for in the immediately preceding sentence shall be paid within thirty (30) days following the date of Executive’s death and each monthly payment thereafter shall be paid on the first business day of each month, commencing with the second month that follows the date of Executive’s death. Any amounts due Executive under this Agreement (not including any Base Salary not yet earned by Executive) unpaid as of the date of Executive’s death shall be paid in a single sum on the first business day of the second month following Executive’s death to Executive’s surviving spouse, or if none, to the duly appointed personal representative of his estate.
19.Restrictive Covenants.

(a)Confidentiality. Executive acknowledges a duty of confidentiality owed to the Company and shall not, at any time during or after his employment by the Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of the Company obtained or acquired by him while so employed, except as required by law. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, Company books, records, files and know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or made use of other than in pursuit of the Company’s business or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company and, upon termination of employment for any reason, Executive shall deliver to the Company, without further demand, all copies thereof which are then in his possession or under his control. No information shall be treated as “confidential information” if it is generally available public knowledge at the time of disclosure or use by Executive.
(b)Inventions and Improvements. Executive shall promptly communicate to the Company all ideas, discoveries and inventions which are or may be useful to the Company or its business. Executive acknowledges that all such ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by him at any time during his employment with the Company heretofore or hereafter gained by him at any time during his employment with the Company are the property of the Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, and improvements to the Company for its sole use and benefit, without additional compensation. The provisions of this Section 19(b) shall apply whether such ideas, discoveries, inventions, or improvements were or are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the specific realm of his duties. Executive shall, upon request of the Company, but at no expense to Executive, at any time during or after his employment with the Company, sign all instruments and documents reasonably requested by the Company and otherwise cooperate with the Company to protect its right to such ideas, discoveries, inventions, or improvements including applying for, obtaining, and enforcing patents and copyrights thereon in such countries as Company shall determine.
(c)Noncompetition. During the Employment Period and during the Restricted Period following any Termination Date that occurs during, or upon the expiration or termination of, the Employment Period, Executive shall not, without the express written consent of the Company, directly or indirectly: (i) engage in any business or other activity conducted or operated in the United States, Canada and internationally which is competitive with the Company in the products or services being published, manufactured, marketed, distributed, or being actively developed by the Company as evidenced by the Company’s books and records as of the Termination Date (the “Business”); (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in the Business; (iii) seek in competition with the business of the Company to procure orders from or do business with any customer of the Company; (iv) solicit, or contact with a view to the engagement or employment by any person or entity of, any person who is an employee of the Company; (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of the Company to take any action which might be disadvantageous to the Company; provided, however, that nothing herein shall prohibit Executive and his affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged; and provided, further, following the Termination Date, that Executive shall not be prohibited from (1) making any investment in, being or becoming a partner, owner, officer, director or employee or agent of, or consultant to, or give financial or other assistance to, any business enterprise (including, without limitation, any investment or venture capital fund or investment bank) that makes or has made any investment in or that provides advisory, financing or underwriting services to any Person or entity engaged in the Business provided that Executive does not render services (whether as an employee, consultant, advisor or otherwise) to the division or portion of such person or entity engaged in the Business or (2) rendering services (including under (1) above) to an entity conducting its business operations or providing services in the Business, if such entity is diversified and Executive does not render services, directly or indirectly, to the division or portion of the entity which is conducting its business operations or providing services in the Business. In the event that this Agreement expires or is otherwise terminated and Executive’s employment with the Company continues after the expiration or termination of this Agreement (such that this Agreement no longer governs the terms of Executive’s employment with the Company), the restrictions set forth in this Section 19(c) shall cease to be of any force or effect with respect to any action or activity by Executive following such expiration or termination of this Agreement.
(d)Injunctive and Other Relief.
(i)Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which Company may have, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.
(ii)Notwithstanding the equitable relief available to the Company, Executive, in the event of a breach of his covenants contained in Section 19 hereof, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to the Company until and unless Company can obtain such equitable relief. Therefore, in addition to such equitable relief, Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount up to the amount of all monies received by Executive as a result of said breach. If Executive should use or reveal to any other person or entity any confidential information, such use or revelation would be considered a continuing violation on a daily basis for as long as such confidential information is made use of by Executive.
(iii)If any provision of Section 19 is determined to be invalid or unenforceable by reason of its duration or scope, such duration or scope, or both, shall be deemed to be reduced to a duration or scope to the extent necessary to render such provision valid and enforceable. In such event, Executive shall negotiate in good faith to provide Company with lawful and enforceable protection that is most nearly equivalent to that found to be invalid or unenforceable.
(e)Continuing Operation. Except as specifically provided in this Section 19, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 19.
(f)Company. For purposes of this Section 19, the term “Company” shall mean Integra LifeSciences Holdings Corporation and any corporation, partnership or other entity owned directly or indirectly, in whole or in part, by Integra LifeSciences Holdings Corporation.
20.Miscellaneous.
(a)Amendment. No provision of this Agreement may be amended unless such amendment is signed by Executive and such officer as may be specifically designated by the Board to sign on the Company’s behalf.
(b)Section 409A.
(i)This Agreement shall be interpreted to avoid any penalty taxes or interest under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring taxes or interest under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such taxes or interest will not be imposed. All payments of nonqualified deferred compensation subject to Section 409A of the Code to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(ii)To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such payments or reimbursements shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit. If expenses are incurred in connection with litigation, any reimbursements under this Agreement shall be paid not later than the end of the calendar year following the year in which the litigation is resolved.
(c)Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
(d)Withholding. The Company shall have the right to withhold from all payments made pursuant to this Agreement any federal, state, or local taxes and such other amounts as may be required by law to be withheld from such payments.
(e)Prior Employment. Executive represents and warrants that his acceptance of employment with the Company has not breached, and the performance of his duties hereunder will not breach, any duty owed by him to any prior employer or other person. Executive further represents and warrants to the Company that (i) the performance of his obligations hereunder will not violate any agreement between him and any other person, firm, organization or other entity, (ii) he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by him entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement, and (iii) Executive’s performance of his duties under this Agreement will not require him to, and he shall not, rely on in the performance of his duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.
(f)Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation or this Agreement. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

(g)Recoupment. To the extent required by applicable law or any applicable securities exchange listing standards, any amounts paid or payable under this Agreement (including, without limitation, amounts paid prior to the effectiveness of such law or listing standards) shall be subject to forfeiture, repayment or recapture to the extent required by such applicable law or listing standard.
(h)Gender and Number. Whenever used in this Agreement, a masculine pronoun is deemed to include the feminine and a neuter pronoun is deemed to include both the masculine and the feminine, unless the context clearly indicates otherwise. The singular form, whenever used herein, shall mean or include the plural form where applicable.
(i)Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable any other provision of this Agreement and shall not affect the application of any provision to other persons or circumstances.
(j)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.
(k)Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by documented overnight delivery service or by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:
To the Company:
Integra LifeSciences Holdings Corporation
311 Enterprise Drive
Plainsboro, New Jersey 08536
Attn: General Counsel
To Executive: at Executive’s most recent address on the records of the Company
(l)Effectiveness; Entire Agreement. This Agreement shall become effective as of the Effective Date. As of the Effective Date, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof, including the Prior Agreement. Prior to the Effective Date, the Prior Agreement shall remain in effect in accordance with its terms.
(m)Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of New Jersey.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION	EXECUTIVE
/s/ Stuart Essig	/s/ Peter J. Arduini
Stuart Essig, Chairman of the Board of Directors	Peter J. Arduini

Exhibit A
GENERAL RELEASE
In exchange for the consideration set forth in that certain Second Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of __________, 2014 between Integra LifeSciences Holdings Corporation (the “Company”) and Peter J. Arduini (“Executive”), the receipt and adequacy of which is hereby acknowledged, the Company does hereby release and forever discharge the “Releasees” hereunder, consisting of Executive and his heirs and assigns, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Company or any it subsidiaries now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Notwithstanding the foregoing, this General Release shall not operate to release any Claims which the undersigned may have relating to or arising out of (i) Executive’s intentional, willful or reckless misconduct, (ii) Executive’s fraud or breach of fiduciary duty, or (iii) any acts or omissions by Executive that are not covered by the Company’s director and officer insurance coverage or not properly the subject of defense or indemnity by the Company (the “Unreleased Claims”).
The Company represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which it may have against Releasees, or any of them, and the Company agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the Company under this indemnity.
The Company agrees that if it hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the Company agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
The Company further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company.

[Signature page follows]

IN WITNESS WHEREOF, the Company has executed this Release as of this ___ day of ________, 20__.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:_______________________________
Its: Chairman of the Board of Directors

Exhibit B
GENERAL RELEASE

In exchange for the consideration set forth in that certain Second Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of __________, 2014 between Integra LifeSciences Holdings Corporation (the “Company”) and Peter J. Arduini (“Executive”), the receipt and adequacy of which is hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of the Company and each of its parents, subsidiaries, affiliates, successors, partners, associates, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reasons of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act and the New Jersey Conscientious Employee Protection Act. Notwithstanding the foregoing, this Release shall not operate to release any Claims which the undersigned may have (i) to payments or benefits under the Employment Agreement, (ii) to any vested and unpaid benefits under any employee benefit plan, including but not limited to any vested and undistributed deferred compensation, (iii) to vested equity compensation awards that remain unpaid or unsettled, (iv) under the Company’s Amended and Restated Certificate of Incorporation, (v) under the Company’s Amended and Restated By-Laws, (vi) under any director and officer insurance policy maintained by the Company and (vii) under that certain Indemnification Agreement dated as of __________ between the Company and Executive (the “Unreleased Claims”).

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT, AND IF HE SIGNS THIS RELEASE BEFORE THE EXPIRATION OF THE TWENTY-ONE (21) DAY PERIOD, HE KNOWINGLY AND VOLUNTARILY WAIVES THE BALANCE OF THAT PERIOD; AND

(C)HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, the undersigned shall not be obligated to pay to Releasees any attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim to the extent such claim challenges the release of claims under the Age Discrimination in Employment Act.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them.

The provisions of this Release are severable, and if any part of this Release is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Release as of this ___ day of __________, 20__.

_______________________________
Peter J. Arduini